EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on July 1, 2009 by and among AJG Brands, Inc., a Delaware  corporation (“Alan James Group”) and Interleukin Genetics, Inc., a Delaware corporation and the sole shareholder of Alan James Group (the “Shareholder”) (Alan James Group is sometimes referred to as the “Company,” and, collectively with the Shareholder, the “Sellers”), Pep Products, Inc., a Delaware corporation (the “Buyer”) and Nutraceutical Corporation, a Delaware corporation and the sole shareholder of the Buyer (the “Buyer Parent”).

WHEREAS, the Company is in the Business (as defined below) and owns certain tangible and intangible assets associated therewith; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, substantially all of the assets and properties related to the Business.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                                     Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)                                  “Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management policies of such Person, whether through the voting power of outstanding securities, by contract or otherwise.

(b)                                 “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

(c)                                  “Business” shall mean the business of manufacturing, marketing and distributing dietary supplements under various brand names along with related products, but expressly excluding any element of such business conducted by Alticor Inc. or its Affiliates (other than the Company and the Shareholder or any Person directly or indirectly controlled by the Company or the Shareholder), whether as currently conducted or as may be in the future conducted in the sole discretion of such Persons, as well as expressly excluding the business of genetic testing.

(d)                                 “Claims” shall mean the written notice from the Buyer to any of the Sellers, describing in reasonable detail the nature of any claim made by the Buyer against any

Indemnifying Party (as defined in Section 8.2(c) below) pursuant to this Agreement and the amount of the Loss (as defined in Section 8.2(a) below) with respect thereto, if then known.

(e)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                    “Contracts” shall mean any contracts, agreements and commitments, whether oral or written.

(g)                                 “Environmental, Health and Safety Requirements” shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

(h)                                 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(i)                                     “GAAP” shall mean United States generally accepted accounting principles in effect from time to time, consistently applied.

(j)                                     “Indebtedness” shall mean collectively all obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing (as defined in Section 2.6), or any state of facts existing at or prior to the Closing, including (i) Taxes with respect to or based upon transactions or events occurring on or before the Closing and (ii) liabilities with respect to or based upon loans, indebtedness, promissory notes, debentures, deferred purchase price for property or services, capital lease obligations or similar obligations (or any guaranties of any of the foregoing).

(k)                                  “Knowledge,” or any similar term or knowledge qualification contained herein, shall mean (i) with respect to any individual, the actual knowledge of such Person after reasonable investigation, and (ii) in the case of any Person other than an individual, the actual knowledge of the current officers and directors of such Person.

(l)                                     “Lease” means that certain real property lease comprised of an original lease February 3, 2005, an Addendum dated February 3, 2005, an Amendment dated June 28, 2006, an Assignment and Assumption Agreement dated August 17, 2006, a Second Amendment dated May 17, 2007 and a Third Amendment dated on or about June 30, 2009 for Company’s existing facility located at 2101 N.W. Corporate Boulevard, Suite 410, Boca Raton, Florida 33431, comprising approximately 4,156 square feet of office space.  A copy of the Lease is attached as Exhibit A.

(m)                               “Lien” shall mean any mortgage, pledge, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim, restriction, or other security interest of any kind.

(n)                                 “Non-Competition Period” shall mean the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

(o)                                 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any other business entity or a governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

(p)                                 “Proprietary Rights” means all of the following owned by, issued to, used by or licensed to the Company and used in the Business (whether pursuant to a written license or not), along with all associated income, royalties, damages and payments due from or payable by any third party (including, without limitation, damages and payments for past, present, or future infringements or misappropriations thereof), all other associated rights (including, without limitation, the right to sue and recover for past, present, or future infringements or misappropriations thereof), and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) trademarks, service marks, trade dress, logos, slogans, UPC codes, trade names and corporate names and all registrations and applications for registration thereof, together with all goodwill associated therewith; (ii) copyrights and works of authorship, and all registrations and applications for registration thereof; (iii) computer software (including, without limitation, data, data bases and related documentation); (iv) trade secrets, confidential information, and proprietary data and information (including, without limitation, compilations of data (whether or not copyrighted or copyrightable), ideas, know how, marketing, information, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (v) internet sites and related code, graphics, assets and other properties related thereto as well as all rights associated therewith, including the Website located at www.alanjamesgroup.com; (vi) all items set forth in Schedule 5.13; (vii) all other intellectual property rights; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

(q)                                 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other Tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

(r)                                    “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1                                     Purchase and Sale of Assets.

(a)                                  Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.6), the Buyer agrees to purchase from the Company, and the Company agrees to sell, convey, assign, transfer and deliver to the Buyer by appropriate instruments reasonably satisfactory to the Buyer and its counsel, free and clear of all Liens, all of the Company’s right, title and interest in or to the assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by the Company and used in or related to the Business (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible or personal and wherever located and by whomever possessed, including the Proprietary Rights, including, without limitation, all of the following assets, but excluding all of the Excluded Assets (collectively, the “Purchased Assets”):

(i)                                    the Company accounts, notes and other receivables (including net accounts receivable), including any prepayments and prepaid expenses, associated with those accounts identified on Schedule 2.1(a)(i) as the “Acquired Accounts”;

(ii)                                all inventory and related supplies of the Company identified on Schedule 2.1(a)(ii) (collectively, “Inventory”);

(iii)                            all tangible assets of any kind, including all Fixed Assets identified in the NAV Schedule, together with the Accumulated Depreciation associated therewith (as such terms are set forth in the NAV Schedule), and including those assets listed in Schedule 5.4;

(iv)                               all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment of every kind and nature related to the Purchased Assets (or not related to the “Non-Acquired Accounts,” as defined in Section 2.1(b)(ii) below);

(v)                                   all rights existing under those purchase orders to purchase goods or products relating to the Business as listed on the attached Schedule 2.1(a)(v) (collectively, the “Assigned Purchase Orders”);

(vi)                               all rights under any warranties and indemnification obligations (whether implied or express) received from suppliers to the extent they pertain to the Purchased Assets;

(vii)                           the right (but not the obligation) to hire any of the Company’s employees, consultants and independent contractors;

(viii)                       all Proprietary Rights, including electronic and hard copies of any custom software programs, data, web pages and all related underlying software and documentation;

(ix)                              all permits, licenses, franchises, and other authorizations obtained from federal, state or local governments or governmental agencies or other similar rights, and all data and records pertaining thereto related to the Business (collectively, “Government Licenses”);

(x)                                  all insurance, warranty, litigation, class action and condemnation proceeds received after the date hereof with respect to damage, non conformance of or loss to the Purchased Assets, or which otherwise pertain to the Business or the activities conducted therefrom or in connection therewith, and all rights and proceeds under insurance policies to the extent related to or payable in connection with any of the Purchased Assets or the Assumed Liabilities, including those that arise under any certificates of insurance from suppliers or their insurers;

(xi)                              all rights to receive mail and other communications addressed to the Company related to the Business, except for communications related to the Excluded Assets;

(xii)                          all telephone and facsimile numbers related to the Business;

(xiii)                      customer lists, price lists and vendor lists and similar items related to the Business;

(xiv)                         copies of books, financial and other corporate records to the extent related to the Business;

(xv)                             all historical records, images, commercials, advertisements, brochures and similar items; and

(xvi)                         all goodwill of the Sellers associated with the Business, including the goodwill associated with existing customer relationships of the Business.

(b)                                 Excluded Assets.  The Company shall retain all of their right, title and interest in and to, and shall not transfer to the Buyer the following assets (collectively, the “Excluded Assets”):

(i)                                    all cash and cash equivalents on hand;

(ii)                                all contracts, accounts receivable, obligations, liabilities, claims and  relationships associated with those accounts identified on the attached Schedule 2.1(b) as the “Non-Acquired Accounts”;

(iii)                            the rights of Sellers pursuant to this Agreement;

(iv)                               the originals of books, financial and other corporate records related to the Business, including Tax Returns, stock and minute books, corporate seal and corporate records of Company (although Buyer shall have the right to request and receive copies of any of these);

(v)                                   all Contracts, except the Lease and the Wakunaga Contract (defined below), provided that Sellers will communicate with Buyer prior to formally terminating material contracts and provide Buyer with the opportunity to comment on proposed termination notices and/or potentially decide to negotiate a new arrangement with the other party; and

(vi)                               all income tax installments paid by the Company and the right to receive any refund of income taxes paid by the Company.

2.2                                     Limited Assumption of Liabilities and Risks.

(a)                                  Liabilities.  Subject to the conditions specified in this Agreement, from and after the Closing, the Buyer shall assume and agree to pay, perform, discharge and satisfy, as and when due in accordance with their terms, only those liabilities and obligations of the Company associated with: (A) the Lease that pertain to periods after Closing, subject to the terms of the Assignment Agreement signed by Buyer with respect to the Lease; and (B) the Wakunaga Contract, as defined in Section 3.1(a)(ii), subject to the terms of the Assignment Agreement signed by Buyer with respect to the same and to Section 3.1(a)(ii) (the Lease and the Wakunaga Contract are hereafter the “Assumed Liabilities”).

(b)                                 Risks.  Subject to the conditions specified in this Agreement, from and after the Closing, after the Buyer and Seller have established GAAP reserves at Closing under Section 2.5(b) below in connection with acquired accounts receivable and inventory, and these GAAP reserves have become an adjustment to the Estimated NAV at Closing, Buyer will assume the following risks (collectively, the “Assumed Risks”):

(i)                                    Accounts Receivable Risk:  Any risk that the accounts receivable purchased by Buyer which may be greater than the GAAP reserve established at Closing associated with the Acquired Accounts (the “Accounts Receivable Risk”) are not collectible (or will be reduced) due to:

(A)      Product Sales Returns,

(B)        Discontinued Product Returns,

(C)        Uncollectible or A/R > 90 days, and

(D)       Payment Term Discounts (2%),

It being understood that any question or issue regarding the definition of the foregoing terms should be resolved by referring to the usage of those terms by Buyer and Sellers in completing the Accounts Receivable Analysis attached at Schedule 2.2;

(ii)                                Inventory Risk:  Any risk arising from Buyer and Sellers failure to properly analyze acquired inventory and establish adequate GAAP reserves at Closing and determine which inventory conforms to the GAAP requirements identified in Section 2.5(b)(ii) below and “exclude” those items that did not conform to GAAP requirements as referenced on the Inventory Summary attached at Schedule 2.2 (the “Inventory Risk”), except that nothing herein shall operate to eliminate or modify the representations and warranties made by Sellers with respect to inventory in Article V of this Agreement, and Buyer is entitled to rely on labeling on packaging, boxes, and in Sellers’ tracking systems such that Buyer shall not be responsible if Sellers failed to properly label or identify inventory (such as relevant expiration or use by dates); and

(iii)                            Post-Closing Trade Promotion Risks: Subject to Section 2.3(b)(ii) below, commitments, responsibilities, risks and liabilities related to trade promotions post-Closing (“Post-Closing Trade Promotion Risks”) specifically arising from credits taken or payments sought by customers related to those advertising, co-op advertising, coupons, promotional discounts, slotting fee arrangements, chargebacks and other trade promotions (collectively, “Trade Promotions”) that:

(A)      constitute arrangements or commitments entered into by Buyer, or

(B)        comprise that portion (if any) of those Pre-Closing Trade Promotion Risks (defined in Section 2.3(b)(ii) below) that meet the following requirements (hereafter, “Assumed Trade Promotions”):

(a)          are identified as “Programs Post 7/1” under that heading on the Trade Promotion Analysis By Customer schedule attached at Schedule 2.2(b)(iii) (the “Potentially Assumed Trade Promotions”), and

(b)         pertain specifically to and are sought by Acquired Accounts and arise directly from sales made by Buyer after Closing. it being understood that Sellers will remain responsible for all other or remaining Pre-Closing Trade Promotion Risks and Post-Closing Trade Promotion Risks, including but not limited to those that pertain to or arise from sales made by Sellers, or that pertain to Non-Acquired Accounts, or that are not Potentially Assumed Trade Promotions, whether or not disclosed.

PROVIDED, that if the Accounts Receivable Risk relates to or arises from a contract or commitment that was not disclosed to Buyer (i.e., that is not attached to or referenced in any of the schedules to this Purchase Agreement) or was otherwise intentionally withheld by Sellers, or if the Inventory Risk relates to or arises from a failure to properly label or track inventory on the part of Sellers or an intentional misrepresentation, then Sellers shall remain fully responsible for the same pursuant to Section 2.3(b) below.

2.3                                     Excluded Liabilities.

(a)                                  Except for the Assumed Liabilities and the Assumed Risks, the Buyer shall not assume, and shall have no liability or obligation for any liabilities of any of the Sellers (collectively, the “Excluded Liabilities”), including liabilities or obligations of any of the Sellers arising out of or related to:

(i)                                    any other obligation required to be recorded on a balance sheet of the Sellers prepared in accordance with GAAP,

(ii)                                Taxes,

(iii)                            Indebtedness for borrowed money or deferred purchase price for property or services (including, without limitation, pursuant to any capital lease),

(iv)                               any amounts due to Affiliates or any intercompany or interbranch or interstore liabilities,

(v)                                   Excluded Assets,

(vi)                               any trade accounts payable by the Sellers, whether related to the Business or otherwise, which to the extent they relate to material suppliers of Company, shall be fully paid or satisfactorily resolved within seven (7) business days of Closing,

(vii)                           any accrued liabilities (including employee benefits, employee payroll taxes, vacation and sick leave payable, holiday pay, etc.), whether related to the Business or otherwise,

(viii)                       any present or former employees of the Company (including, without limitation, any Plan (as defined in Section 5.18 below)

(ix)                              any contract or arrangement with any Affiliates or

(x)                                  any default or breach of contract, breach of warranty, tort, infringement, violation of law or environmental matter (in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

(b)                                 Notwithstanding anything herein to the contrary,

(i)                                    Sellers shall remain liable for and shall promptly following notification address and resolve any liabilities, claims, returns, warranty issues or other problems involving the Non-Acquired Accounts; and

(ii)                                Buyer will have no responsibility for, and Sellers will remain 100% responsible for (and will promptly reimburse Buyer for) and will fully indemnify and hold harmless Buyer from, any of the following items:

(A)      Trade Promotions: Commitments, responsibilities, risks and liabilities related to Trade Promotions that were entered into prior to Closing by Sellers or that otherwise pertain to periods prior to Closing identified as “Balance 6/30/09” under that heading on the Trade Promotion Analysis By Customer schedule attached at Schedule 2.2(b)(iii) (“Pre-Closing Trade Promotion Risks”), even if disclosed to Buyer, as long as Sellers are notified of the same within two (2) years of the Closing Date, except with respect to that portion of such Pre-Closing Trade Promotion Risks that constitute Assumed Trade Promotions; and

(B)        Undisclosed Commitments:  any charges that relate to a commitment, contract or other item that Sellers did not disclose to Buyer (i.e., that is not attached to or referenced in any of the schedules to this Purchase Agreement) or that was intentionally withheld by Sellers.

Buyer’s right to reimbursement hereunder shall not be subject to any basket or deductible and shall be paid promptly by Sellers.  If not paid promptly, the amount owing shall bear interest at a rate of twelve percent (12%) per annum until paid in full and Buyer shall be entitled to reasonable attorneys’ fees and court costs if it must retain a lawyer to collect amounts owing hereunder.

2.4                                     Purchase Price for Purchased Assets.  In consideration for the Purchased Assets, the Buyer or Buyer Parent shall pay to the Sellers the purchase price (“Purchase Price”) of $4,160,000 for the Purchased Assets, consisting of $3,960,000 in cash (the “Cash Purchase Price”), subject to adjustment pursuant to Section 2.5 below and subject to the retention of $200,000 as a holdback (the “Holdback Amount”) pursuant to Section 2.7 below.  Other than the Holdback Amount, the Cash Purchase Price shall be payable on the Closing Date by wire transfer of immediately available funds to an account or accounts designated by Company.

2.5                                     Adjustments to Purchase Price.

(a)                                  Minimum NAV.  Sellers and Buyer have agreed that Company should have a net asset value as of the Closing Date, after giving effect to normal GAAP adjustments for reserves and except for routine reductions related to normal amortization and depreciation, equal to $1,521,795 (the “Minimum NAV”), which is the net asset value derived from the Company’s balance sheet as of December 31, 2008:

NAV Calculation

	12/31/08	Adjustments (1)	Adjusted 12/31/08
Accounts Receivable	$712,695	$(138,758)	$573,937
Inventory	$828,120		$828,120
Prepaid
Expenses	$14,957		$14,957
Benefits	$6,199	$(6,199)
Insurance	$13,300	$(13,300)
Tax	$13,000	$(13,000)
Trade Promo	$25,000	$(25,000)
Rent	$11,217		$11,217
Inventory	$38,095		$38,095
Fixed Assets	$38,555		$38,555
Deferred Tax	$57,000	$(57,000)
Other	$16,915		$16,915
Net Asset Value	$1,775,053	$(253,257)	$1,521,795

(1)	Accounts Receivable adjusted to reflect only Acquired Accounts.
Prepaid adjusted to eliminate: Prepaid Tax, Prepaid Benefits, Prepaid Insurance and Prepaid Trade Promo Deferred Tax Eliminated

(b)           Estimated NAV.  The parties hereto agree that in determining the estimated net asset value at Closing (the “Estimated NAV”), adjustments will be made to the extent that the Latest Financial Statements of the Company fail to conform in all respects to GAAP, including all required reserves and accruals for relevant items, such as:

(i)            accounts receivable net of reserves for Product Sales Returns, Discontinued Product Returns, Uncollectable or A/R > 90 Days, and Payment Term Discounts (2%) (all as referenced on and according to the methodology used on the Accounts Receivable Analysis attached at Schedule 2.2), it being understood that an accounts receivable aging review shall be completed the day prior to Closing and used in the calculation of the Estimated NAV;

(ii)           all Inventory, net of reserves according to the methodology used in the Inventory Summary attached at Schedule 2.2, which attempts to determine inventory that is good and saleable (valued at standard cost under FIFO), with all items of inventory in excess of the last 12 months historical sales (based on an individual SKU by SKU and Assigned Account analysis of products as currently marketed) on hand being fully reserved, with no inventory with an age greater than 12 months (based on date manufactured), unless fully reserved for, and with all inventory having a shelf life of at least 24 months, and which shall not include overstock or obsolete items, nor shall the Inventory include any supplies or items normally expensed, and, as it relates to the Estimated NAV, it being understood that an inventory audit shall be completed prior to Closing and used in the calculation of the Estimated NAV; and

(iii)         prior to Closing, for all Purchased Assets, the parties will undertake and complete a review of accumulated depreciation on all fixed assets through Closing and make appropriate adjustments.

If any item on the Company’s historical financial statements is not reflected in accordance with GAAP, or if any item which should be reflected on the Company’s historical financial statements is missing therefrom, in determining the Estimated NAV such items shall nonetheless be included and determined in accordance with GAAP, and all accounting entries will be taken into account regardless of their amount, all known errors and omissions will be corrected and all known proper adjustments will be made.  If the Estimated NAV is greater or less than the Minimum NAV, the Purchase Price payable at Closing shall be increased or decreased accordingly by the amount of such difference on a dollar-for-dollar basis.

(c)           Optional Post-Closing Adjustment.  No later than four (4) months after the date that the Company delivers the Closing Date Financial Statements to Buyer, Buyer may prepare and deliver to the Company, on behalf of all the Sellers, a written statement (the “Proposed Statement”) setting forth a calculation of the actual NAV (“Actual NAV”).  The Company shall respond on behalf of (and are hereby empowered to respond on behalf of) all Sellers and, if it has any objections to the Proposed Statement, it shall deliver a detailed statement describing the objections to Buyer within 30 days after receiving the Proposed Statement, and in the absence of providing any such objection, the Proposed Statement shall be deemed the final statement (the “Final Statement”) and the calculation of the Actual NAV set forth on the Final Statement shall be conclusive and binding upon the parties hereto.  The Buyer and the Company shall use commercially reasonable efforts to resolve any such objections.  If the Buyer and the Company fail to obtain a final resolution within 30 days after the Buyer receives the Company’s written objections to the Proposed Statement, the Buyer and the Company shall select a single accounting firm mutually acceptable to the Buyer and the Company, and such accounting firm shall resolve any objections.  If the Buyer and the Company are unable to select a mutually acceptable accounting firm, they will select a nationally-recognized “Big-4” accounting firm by lot (after excluding their respective regular outside accounting firms), and such accounting firm shall resolve any objections.  The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the Buyer and the Company.  The Buyer, on behalf of all parties, shall thereafter revise the Proposed Statement to reflect the determination of the accounting firm and the final revised Proposed Statement shall become the Final Statement.  Buyer and Company shall equally share the costs, fees and expenses associated with retaining any such accounting firm. If the Actual NAV (as finally determined pursuant to this Section 2.5(c)) is less than the Estimated NAV, Company will pay to Buyer an amount equal to the full amount of such difference by wire transfer or delivery of other immediately available funds within three business days after the date on which the Actual NAV is finally determined.  If the Actual NAV (as finally determined pursuant to this Section 2.5(c)) is greater than the Estimated NAV, Buyer will pay to Company an amount equal to the full amount of such difference by wire transfer or delivery of other immediately available funds within three business days after the date on which the Actual NAV is finally determined.

2.6          Closing of Transactions.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the corporate offices of

Interleukin Genetics, Inc or other mutually agreeable place at 10:00 a.m. EST time on July 1, 2009, to be effective as of opening of business on July 1, 2009, if all of the conditions to Closing specified in Section 3.1 have been satisfied.  July 1, 2009 is herein referred to as the “Closing Date.”

2.7          Disposition of Holdback Amount.  In addition to any other rights and remedies available to Buyer and without limiting Buyer’s ability to recover for any claims made pursuant to this Agreement, the Holdback Amount will be available to satisfy any other amounts owed by any of the Sellers to the Buyer pursuant to this Agreement, including, at Buyer’s option, any post-closing adjustments to the Purchase Price under Section 2.5.  More specifically, on the second anniversary of the Closing Date (or, if not on a business day then the next following business day) (the “Disbursement Date”), the Buyer shall release and deliver to the Company the Holdback Amount (after deducting the amount, if any, as to which Claims shall theretofore have been made by the Buyer subject to the indemnification provisions contained in Section 8.2).  If the amount of any Claims exceeds the amount of the Holdback Amount, the entire remaining balance of the Holdback Amount shall be set aside and retained by the Buyer until the final disposition of such Claims; provided, that any amounts withheld by Buyer hereunder shall promptly be paid to Seller in the event that they cease to be subject to a Claim (i.e., a Claim is resolved fully in the Seller’s favor, or if partially in Seller’s favor, then an appropriate partial disbursement will be made).

2.8          Sales Tax Resale Certificate.  Buyer shall deliver to the Sellers at the Closing a sales tax resale certificate and/or an exempt use certificate, as applicable, which shall cover all of the Inventory included within the Purchased Assets.  If there are any transfer taxes owing with regard to the transfer of the Purchased Assets, the Company and Buyer shall share such taxes equally.

ARTICLE III
deliverables

3.1          Company Deliverables.  At or prior to Closing (except as otherwise specified below), the Company shall have delivered, caused to be delivered or made available the following:

(a)           Consents.  All consents by third parties that are required for the transfer of the Purchased Assets to the Buyer, or that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of, a default under or a termination or material modification of any material agreement to which the Company is a party or to which any material portion of the property of the Company is subject will have been obtained, and releases of any and all security interests held by third parties for which the underlying indebtedness has been, or will be, repaid by the Company on the Closing Date will have been obtained, all on terms reasonably satisfactory to the Buyer, including without limitation all of the following:

(i)            A consent from the landlord for the Lease for an assignment of the Lease to Buyer, or a sublease to Buyer, or some other arrangement acceptable to Buyer and the Company regarding the Lease, with an extension on the existing term not longer than one (1) year from the current expiration date of June 30, 2009;

(ii)           A consent from Wakunaga to an assignment of its Distribution Agreement with Company dated as of the 1st day of January, 2006, as amended by a First Addendum thereto (the “Wakunaga Contract”), which assignment shall include a representation and warranty from Company and Wakunaga that Wakunaga holds no outdated or obsolete product components or packaging and less than a three (3) month supply of components otherwise; and

(iii)         A consent from any other owners of any of the trademarks used in the Business with respect to an assignment of the trademark licenses and rights held by the Company to Buyer;

(b)           Governmental Approvals.  All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained on terms reasonably satisfactory to Buyer;

(c)           Financial Statements.  Copies of the Company’s (i) unaudited financial statements for the period ended as of December 31, 2006, December 31, 2007, December 31, 2008 and March 31, 2009 (the “Interim Financial Statements”) and (ii) as soon as they are available but no later than forty-five (45) calendar days after the Closing Date, unaudited financial statements for the period ending as of the Closing Date (the “Closing Date Financial Statements,” together with the Interim Financial Statements, the “Interim Plus Closing Financial Statements”).  The Interim Plus Closing Financial Statements shall be prepared according to GAAP, consistently applied;

(d)           Payoff and Release Letters.  The Buyer shall have received payoff and release letters in form and substance satisfactory to the Buyer with respect to the complete payment and satisfaction of all of the Company’s Indebtedness and the release of all Liens on the Purchased Assets of the Company, if any;

(e)           Other Deliverables.  On or prior to the Closing Date, the Company shall have delivered or made available to the Buyer each of the following:

(i)            certified copies of the resolutions of Company’s board of directors approving the transactions contemplated by this Agreement;

(ii)           copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions contemplated herein, including but not limited to a consent from Landlord for the assignment of the Lease or a sublease under the Lease (if and to the extent required or requested by Buyer);

(iii)                            all formulations for all products of the Company, sufficient for a knowledgeable person to manufacture the same without further information or instructions;

(iv)          complete customer and vendor lists of the Company, including all relevant contact information, such as addresses, phone numbers, fax numbers, principal contact persons, all of which shall preferably be provided in both hard copy and in electronic format;

(v)            a fairness opinion from Company’s investment bank in form satisfactory to Buyer; and

(vi)          such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby.

3.2          Buyer Deliverables.  At or prior to Closing (except as otherwise specified below), Buyer shall have delivered or caused to be delivered the following:

(i)                                    certified copies of the resolutions of the Buyer’s board of directors approving the transactions contemplated by this Agreement;

(ii)                                the Purchase Price, less the Holdback Amount, for the Purchased Assets; and

(iii)         such other documents or instruments as Sellers reasonably request to effect the transactions contemplated hereby.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1          Pre-Closing Covenants.  The parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)           General.  Each of the parties hereto shall use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but no waiver, of the closing conditions set forth in Article III above);

(b)           Operation of the Business.  Each of the Sellers shall use their reasonable best efforts to carry on the Business of the Company substantially in the same manner as historically conducted and shall refrain from engaging in any practice, taking any action, or entering into any transaction outside the ordinary course of business;

(c)           Preservation of the Business. The Company shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies and relationships with its employees, lessors, licensors, suppliers, contractors, distributors customers and others having business dealings with the Business, sufficient to enable the Company to operate its Business in accordance with past practices;

(d)           Maintenance of Assets.  The Company shall maintain the assets of the Company in customary repair, order and condition consistent with past practice and current needs, replace in accordance with past practice its inoperable, worn out or obsolete assets and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing

Date for which the Company is insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by the Buyer and the Company;

(e)           Books and Records.  The Company shall maintain the books, accounts and records of the Company in accordance with past custom and practice as used in the preparation of the Financial Statements (as defined in Section 5.4(a) below);

(f)            Notice of Developments.  The Sellers shall give prompt written notice to the Buyer of any material adverse development causing a breach of any of its own representations and warranties in Article V hereof or any breach of any covenant hereunder by any of the Sellers;

(g)           Maintain Open Communications.  Sellers shall confer on a reasonable basis at the Buyer’s request with representatives of the Buyer to report on operational matters and the general status of ongoing operations;

(h)           Other Negative Covenants.  Each of the Sellers shall refrain from the following with respect to the Company or the Business:

(i)            making any loans, entering into any insider transactions or making or granting any increase in any employee’s or officer’s compensation or making or granting any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Company, other than in the ordinary course of the Company’s business consistent with past practices to or with individuals who are not affiliated with the Company;

(ii)           establishing or, except in accordance with past practice, contributing to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

(iii)         entering into any contract, agreement or transaction other than in the ordinary course of the Company’s business consistent with past practice and at arm’s length with persons or entities that are not affiliated with the Company; and

(iv)          making or changing any election, changing any annual accounting period, adopting or changing any accounting method, filing any amended Tax Return, entering into any closing agreement, settling any Tax claim or assessment relating to the Company, surrendering any right to claim a refund of Taxes, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taking any other similar action, or omitting to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company.

(i)            Buyer Cooperation.  The Buyer shall cooperate with the Sellers and use its reasonable best efforts to cause the conditions to the Company’s obligations to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered); and

(j)            Intentionally Omitted.

(k)           Access.  Sellers shall provide, and shall cause their respective officers, employees, agents and representatives (including the Company’s independent accountants) to provide to Buyer and its officers, employees, agents and representatives reasonable access to personnel (including the Company’s independent accountants), and financial, accounting and other data and information.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

5.1          Organization and Corporate Power.  Company is duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2          Authorization of Transactions.  The Company has full corporate power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.  All appropriate and necessary action required by law and by the articles of incorporation and bylaws of the Company and Shareholder have been taken to authorize this Agreement and all related transactions and agreements and Closing hereunder.  Without limiting the generality of the foregoing, the Shareholder has and, if required by applicable law and bylaws, the shareholders of the Shareholder have duly authorized the execution, delivery, and performance of this Agreement by the Company.  This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions.

5.3          Non-Contravention.  Except as set forth on Schedule 5.3, neither the execution and the delivery by the Sellers of this Agreement or any other agreements as contemplated herein to which it is a party, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company; (ii) conflict with, result in any breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect; or (iii) require the giving of notice to, making of any filing with, or obtaining any authorization, consent, approval, exemption or other action of any court or other governmental body.

5.4          Financial Statements.

(a)           Set forth in Schedule 5.4 are the true and correct copies of the Company’s financial statements that include copies of the Company’s (i) unaudited financial statements (balance sheet and statement of income) for the fiscal year ended December 31, 2006, (ii) unaudited financial statements (balance sheet and statement of income) for the fiscal year ended December 31, 2007, (iii) unaudited balance sheets and statements of income for the fiscal year ended December 31, 2008, as adjusted, (iv) unaudited financial statements for the period ended as of March 31, 2009 (the financial statements described in clause (v) only, the “Latest Financial Statements”); and (vi) the Federal and any applicable State Tax returns and supporting schedules for Alan James Group for calendar years 2006, 2007 and 2008 (when available after closing).  Except as set forth in Schedule 5.4, each of the foregoing financial statements (including in all cases the notes thereto, if any) (collectively, the “Financial Statements”) is accurate and complete in all material respects, is consistent with the Company’s books and records (which, in turn, are accurate and complete in all material respects), present fairly, in all material respects, the Company’s financial position and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with the Company’s past accounting practices consistently applied.

(b)           The Interim Financial Statements delivered in accordance with Section 3.1(c) above were prepared in accordance with GAAP, consistently applied.

5.5          Title to and Condition of Assets.

(a)           Except as set forth in Schedule 5.5, the Company has good and marketable title to, or a valid leasehold interest in, the tangible and intangible properties and assets used by it, located on its premises, or shown on the Latest Financial Statements or acquired after the date hereof, or otherwise included within the Purchased Assets, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Financial Statements.  Without limiting the generality of the foregoing, the Company has good and marketable title to all of the Purchased Assets, free and clear of any Liens or restriction on transfer.

(b)           Except as set forth in Schedule 5.5, the Purchased Assets owned or otherwise used by the Company in the conduct of its business (other than assets that are not necessary for the operation of the Business) are in satisfactory operating condition and repair and are usable in the ordinary course of business, subject only to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction. The Purchased Assets so conveyed will include all of those assets (real, personal, tangible and intangible) necessary to conduct the Business in substantially the same manner as presently conducted and all assets used during the twelve months prior to the Closing Date (other than inventory sold to third parties or consumed in the ordinary course of business and worn out or obsolete fixed assets disposed of in the ordinary course of business) and will enable Buyer to operate the Business in substantially the same manner as operated by Company during the twelve month period prior to the Closing Date.

5.6          Absence of Undisclosed Liabilities.  The Company has no material obligations or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to becoming due, including any liability for Taxes and liabilities with respect to or based upon loans, indebtedness, promissory notes, debentures, deferred purchase price for property or services, or similar obligations (or any guaranties of any of the foregoing)), except for (i) liabilities set forth on the face of the Latest Financial Statements (rather than in any notes thereto); (ii) liabilities that have arisen after the date of the Latest Financial Statements in the ordinary course of business (none of which is a result of a breach); and (iii) those liabilities disclosed in Schedule 5.6.

5.7          Absence of Certain Developments.  Except as set forth in Schedule 5.7, and except as expressly contemplated by this Agreement, since the date of the Latest Financial Statements, the Company has not:

(a)           suffered a material adverse change in the Business or financial condition or operating results or earnings or assets or customer, supplier, employee and sales representative relations, taken in the aggregate, or business condition or financing arrangements of the Company and there has been no material casualty loss or damage to the assets of the Company (whether or not covered by insurance);

(b)           borrowed any amount or incurred or became subject to any liabilities, except trade payables incurred in the ordinary course of business consistent with past practice;

(c)           discharged or satisfied any Lien or paid any obligation or liability, or prepaid any amount of indebtedness for borrowed money, other than those discharged, satisfied, paid or prepaid in the ordinary course of business;

(d)           mortgaged, pledged or subjected to any Lien any portion of the properties or assets associated with or used in the Business;

(e)           sold, leased, assigned or transferred (including transfers to any employees or affiliates of the Company) any portion of their respective tangible assets associated with or used in the Business, except sales of Inventory in the ordinary course of business consistent with past practice, or cancelled without fair consideration any debts or claims owing to or held by Company;

(f)            sold, assigned, licensed or transferred (including without limitation transfers to any employees or affiliates of the Company) any Proprietary Rights or disclosed any confidential information other than pursuant to agreements preserving all rights of the Company in such confidential information or received any written confidential information of any third party in violation of any obligation of confidentiality;

(g)           suffered any extraordinary losses or waived in writing any rights of significant value, whether or not in the ordinary course of business or consistent with past custom and practice;

(h)           suffered any theft, damage, destruction or casualty loss in excess of $5,000 per incident and $10,000 in the aggregate, to their respective tangible assets associated with or used in the Business, whether or not covered by insurance, or suffered any substantial destruction;

(i)            entered into, amended or terminated any Contract, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any Affiliate, director, officer or employee;

(j)            made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except in the ordinary course of business consistent with past practices;

(k)           conducted cash management customs and practices other than in the ordinary course of business consistent with past practices;

(l)            made any capital expenditures or commitments for capital expenditures that aggregate in excess of $20,000;

(m)          made any loans or advances of money, except for advances made to employees not in excess of $5,000 in the aggregate;

(n)           made any charitable contributions, pledges, association fees or dues;

(o)           entered into any lease of capital equipment or real estate involving rents in excess of $5,000 per annum;

(p)           changed or authorized any change in the Company’s articles of incorporation,  by-laws or other corporate organizational documents;

(q)           committed to any of the foregoing; or

(r)            received notice or indication that any of the Acquired Accounts intend to remove any of Company’s products from their retail shelves or otherwise cease selling the same, or materially reduce their orders to Company, or otherwise materially change or reduce the amount of business they conduct with Company.

5.8          Real Property.  Except as set forth on Schedule 5.8 (the “Leases and Encumbrances Schedule”):

(a)                                  Lease.  The Lease is valid, binding and enforceable and in full force and effect and Company holds a valid and existing leasehold interest under the Lease.  Sellers have delivered to Buyer a true, correct, complete and accurate copy of the Lease and such copy is attached as Exhibit A.  With respect to the Lease: (i) neither Company nor, to the Knowledge of the Company, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (ii) neither the Company nor, to the Knowledge of the Company, any other party to the Lease has repudiated any provision thereof; (iii) there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (iv) the Lease has not been modified in any respect; (v) Company has not assigned, transferred, conveyed or encumbered any interest in the Lease; (vi) Company has full and complete right to assign the Lease and all other rights assigned hereunder to Buyer, Company is the holder of the entire interest and estate of the “Tenant” under the Lease; (vii) Company’s interest in the Lease is not encumbered or subject to any claim, lien or any other interest; (viii) Company has paid all amounts owing under the Lease with respect to any period prior to the Closing Date; and (ix) Company has made no security deposit under the Lease except for the amount of Sixteen Thousand Nine Hundred Fifteen Dollars ($16,915), which Company hereby assigns to Buyer.

(b)                                 No Proceedings.  To the Company’s Knowledge, there are no proceedings in eminent domain or other similar proceedings pending or threatened, affecting any portion of the property at which the Business is operated and/or the premises covered by the Lease (the “Leased Premises”).  There exists no judgment, order or similar decree outstanding, nor any litigation, to the Company’s Knowledge, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Leased Premises.

(c)                                  Current Use.  The current use of the Leased Premises does not violate any instrument of record or agreement affecting the Leased Premises, nor shall the consummation of this transaction result in any such violation.  There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over the Leased Premises that affects such real property or the use or occupancy thereof.  No damage or destruction has occurred with respect to any of the Leased Premises that, individually or in the aggregate, has had or resulted in, or will have or result in, an adverse effect on the operation of the Business.

(d)                                 Condition and Operation of Improvements.  All buildings and all components of all buildings, structures and other improvements included within the Leased Premises (the “Improvements”) are in good condition and repair (normal wear and tear excepted) and adequate to operate such facilities, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof.  There are no structural deficiencies or latent defects affecting any Improvements located upon the Leased Premises.  All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Leased Premises are installed and operating and are sufficient to enable the Leased Premises to be used and operated to conduct the operations of the Business.  The Leased Premises, and all of the fixtures, facilities and improvements thereon, are in compliance with all applicable laws and regulations and the consummation of the transaction shall not give rise to any violation of any such laws and regulations.

5.9                                     Accounts Receivable.  Except as set forth in Schedule 5.9(i), all of the notes and accounts receivable of the Company reflected on the Latest Financial Statements, relating to the Acquired Accounts, and all notes and accounts receivable of the Company as of the Closing Date relating to the Acquired Accounts are good and valid receivables and obligations incurred in the ordinary course of business, subject to no counterclaims, charge backs, deductions, credits, set offs or offsets.  All such accounts receivable are properly reflected on the Latest Financial Statements.  The Accounts Receivable Aging Report set forth in Schedule 5.9 is accurate and complete and will be updated as of Closing by Company.  As of the Closing Date, no person or entity will have any lien on such receivables or any part thereof (except as set forth in Schedule 5.9(ii)), and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment will have been made with respect to any such receivables other than in the ordinary course of business consistent with past practice and as reflected in the reserve therefor.

5.10                              Inventory.  Except as set forth in Schedule 5.10, all of the Inventory of the Company reflected on the Latest Financial Statements, whether located at the premises of the Company or elsewhere on the Closing Date, will consist of a quantity and quality usable and saleable in the ordinary course of business (not in excess of 12 months historical sales for any specific inventory item), are not damaged or defective and are merchantable. No item of inventory will have an age greater than 12 months (based on date manufactured), unless fully reserved for. All of the Inventory consist of bona fide assets and have a use by date, expiration date or shelf life that expires at least 24 months’ after the Closing Date.  All of the Inventory of the Company, whether located at the premises of the Company or elsewhere, are, and as of the Closing Date will be, properly reflected on the Company’s books and records and are not and, as of the Closing Date will not be, the subject of any counterclaim, or a claim for a charge back, deduction, credit, set off or other offset, or any claim of a party-in-possession, such as a claim for a lien or other restriction, other than those referred to in Section 2.5 above that pertain to inventory reserves.  All of the Inventory, whether located at the premises of the Company or elsewhere, are and, as of the Closing Date will be, in compliance with all applicable Laws, including those pertaining to labeling and packaging.  All the Company’s products included in such Inventory comply in all respects with current FDA (as defined below in Section 5.19(b)) and FTC (as defined below in Section 5.19(b)) requirements and the requirements of Other Authorities (as defined below in Section 5.19(b)) and were handled in conformity with current FDA requirements and the requirements of Other Authorities.

5.11                              Taxes.

(a)                                  Company has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects.  All material Taxes owed by Company (whether or not shown on any Tax Return) have been paid.  Company is not currently the beneficiary of any extension of time within which to file any income Tax Return.  Except as set forth on Schedule 5.11, Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)                                 There is no material dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority or (B) as to which Sellers or any of the directors and officers of the Company has Knowledge.

(c)                                  The unpaid Taxes of the Company (A) do not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company filing its Tax Returns.

(d)                                 The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

5.12                              Contracts and Commitments.  Except as specifically contemplated by this Agreement and except as set forth on Schedule 5.12, the Company is not a party to or bound by, whether written or oral, any:  (i) bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal; (ii) Contract for the employment of any officer, individual employee or other person on a full time or consulting basis, any severance agreement or any agreement requiring any payment upon a change of control of the Company; (iii) Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets; (iv) agreements with respect to the lending or investing of funds; (v) license or royalty agreements; (vi) guaranty of any obligation, other than endorsements made for collection; (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $5,000 annually; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (ix) Contract or group of related Contracts (not including utility service agreements) with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year (except if such Contracts do not involve a sum in excess of $5,000 annually) or involves a sum in excess of $10,000; (x) Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or involving more than $10,000; (xi) Contract with any officer, director, shareholder or other insider of the Company or any of its affiliates, or any family member or relative of Sellers (or trust for the benefit of Company or any of the foregoing), or with any entity controlled by or under common control of any such party (together, all such parties are “Related Parties”); (xii) Contract relating to the distribution, marketing or sales of its products, including the terms of sale used by Company in connection with confirmations of any purchase orders or shipments made to customers; (xiii) warranty agreement with respect to products sold; (xiv) Contracts pursuant to which the Company subcontracts work to third parties; or (xv) other Contract material to it whether or not entered into in the ordinary course of business.

(a)                                  Except as set forth on Schedule 5.12, the Company has delivered or made available to the Buyer a complete copy of each written Contract listed in Schedule 5.12 (as amended to date) and a written summary setting forth the material terms and conditions of each oral Contract referred to in Schedule 5.12.  With respect to each such Contract:  (i) the Contract is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit the termination, modification, or acceleration, under the Contract; and (iii) no party has repudiated any material provision of the Contract.

(b)                                 With regard to the Wakunaga Contract, Sellers represent and warrant that Wakunaga holds no outdated or obsolete product components or packaging and less than a three (3) month supply of components otherwise and that Company is not in default under the Wakunaga Contract has performed all of its obligations thereunder through the Closing Date.

5.13                              Proprietary Rights.  The Company has not interfered with, infringed upon, misappropriated, or violated any material proprietary rights of third parties in any material respect, and none of the Company and the directors and officers of the same has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any proprietary rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or violated any material Proprietary Rights of Company in any material respect.

(a)                                  Schedule 5.13 identifies each patent or registration which has been issued to the Company with respect to any of its Proprietary Rights, identifies each pending patent application or application for registration which the Company has made with respect to any of its Proprietary Rights, and identifies each material license, agreement, or other permission which the Company has granted to any third party with respect to any of its Proprietary Rights (together with any exceptions).  Company has delivered or made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).  Schedule 5.13 also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright, and material computer software item used by the Company in connection with the Business.  With respect to each item identified in Schedule 5.13:

(i)                                    the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction, as identified on such schedule;

(ii)                                the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)                            no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)                               the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(b)                                 Schedule 5.13 identifies each material proprietary right that any third party owns and that Company uses pursuant to license, sublicense, agreement, or permission in connection with the Business.  The Company has delivered or made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each such item required to be identified in Schedule 5.13:

(i)                                    the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)                                no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii)                            no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

(iv)                               the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(v)                                   no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including without limitation, a failure by the Company pay any required maintenance fees).

5.14                              Litigation; Proceedings.  Except as set forth on Schedule 5.14, there are no actions, suits, proceedings, orders or public investigations, to the Knowledge of the Company, pending or threatened against the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis Known to the Company or Shareholder for any of the foregoing.

5.15                              Brokerage Fees.  Sellers have retained Headwaters MB as their advisor in connection with this Agreement and will be solely responsible for any fees or costs of Headwaters MB.  Aside from the foregoing, none of the Sellers have authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

5.16                              Governmental Licenses and Permits.  Schedule 5.16 contains a complete listing and summary description of all material permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments (collectively, the “Licenses”) owned or possessed by the Company or used by the Company in the conduct of its business.  Except as indicated on the License

Schedule, the Company owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct its business as presently conducted.  No loss or expiration of any License is threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof.

5.17                              Intentionally Omitted.

5.18                              Employee Benefits.

(a)                                  Except as set forth in Schedule 5.18, with respect to current or former employees of the Company, independent contractors, or the spouses, beneficiaries or dependents thereof, the Company does not maintain and has not maintained, does not contribute to and has not contributed to, does not have and has not had any obligation to contribute to, and does not have and has not had any liability or potential liability with respect to any (i) qualified defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) any plan, policy, program or arrangement (whether or not terminated) which provides nonqualified deferred compensation benefits, bonus benefits or compensation, incentive benefits or compensation, severance benefits or compensation, “change of control” (as set forth in Code Section 280G) benefits or compensation or any program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”).  The Company does not participate in or contribute to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) nor does the Company have any other liability, including, without limitation, any potential withdrawal liability, with respect to any Multiemployer Plan, and Company has not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan.  The Company does not maintain or have any obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited medical benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or otherwise required by law.  (Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan and any Multiemployer Plan shall be referred to herein collectively as the “Plans”).

(b)                                 All Plans (and related trusts and insurance Contracts) comply in form and in operation in all material respects with the applicable requirements of ERISA and the Code and the Employee Pension Plans which are employee pension benefit plans (as defined in section 3(2) of ERISA) meet, in all material respects, the requirements of “qualified plans” under Section 401(a) of the Code, and each such Employee Pension Plan has received a favorable determination letter from the Internal Revenue Service.

Company has not incurred any liability that has not been previously satisfied in full to the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service,

the Department of Labor, any other governmental agency, any Multiemployer Plan or any Person with respect to any Plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes Company (the “Controlled Group”), and no condition exists that presents a risk to Company or any other member of the Controlled Group of incurring such a liability, other than liability for premiums due the PBGC or contributions to any Plan that are not yet due and payable.

5.19                              Compliance with Laws.  The Sellers are not in violation of any Laws (including, without limitation, applicable occupational health and safety laws and regulations and applicable food and drug regulations and advertising regulations, zoning ordinances of foreign, federal, state and local governments and all agencies thereof) relating to the Business or the Purchased Assets, the Sellers have not been charged or threatened with any charge concerning any violation of any provision of any Law relating to the Business or the Purchased Assets that has not already been resolved, and the Sellers are not in violation of, or in default under, and no event has occurred which, with the lapse of time or the giving of notice, or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any governmental authority relating to the Business or the Purchased Assets.  Without limiting the generality of the foregoing, there have been no product recalls, withdrawals or seizures with respect to any products developed, sold, licensed or delivered by the Sellers with respect to the Business.  Without limiting the generality of the foregoing, except as set forth in Schedule 5.19, the Sellers, with respect to Business and the Purchased Assets:

(a)                                  are in compliance with, and have not violated, in a material manner, the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Fair Packaging and Labeling Act, Consumer Products Safety Commissions Poison Prevention Act and the Safe Drinking Water and Toxic Enforcement Act of 1986 or “Proposition 65.”  No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by them or filed, commenced or, to the knowledge of the Company, threatened against them, or any one of them, alleging a violation of or liability or potential responsibility under any such law, rule or regulation which have not heretofore been duly cured and for which there is no remaining liability.

(b)                                 are not in receipt of notice of, or subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action, relating to any of the products of the Business or the ingredients thereof or to the facilities in which such products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled, whether issued by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) or by any other federal, state, local or foreign authority having or asserting responsibility for the regulation of such products (“Other Authorities”), and, if any such notices or inspections are identified on Schedule 5.19, the respective party has, subsequent to the date thereof, taken and implemented all necessary and appropriate corrective or remedial actions identified in or referenced in any such notices or inspections or in any responses thereto provided by them.

(c)                                  have obtained all necessary approvals, registrations and authorizations from, has made all necessary and appropriate applications and other submissions to, and have prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, the FDA, the FTC and Other Authorities for their current business activities relating to the products of the Business.

(d)                                 have not made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or the Other Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or Other Authorities relating to its products.

(e)                                  have not made any false statement in, or omission from, any report, study, or other documentation prepared in conjunction with the applications, approvals, reports or records submitted to or prepared for the FDA, the FTC or Other Authorities relating to its products.

(f)                                    have not made or offered any payment, gratuity or other thing of value that is prohibited by any law or regulation to personnel of the FDA, the FTC or Other Authorities in connection with the approval or regulatory status of or the facilities in which the products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(g)                                 are in compliance with all applicable regulations and requirements of the FDA, the FTC and Other Authorities relating to the products of the Business, including any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols (including requirements for substantiation of marketing, advertising or labeling claims, requirements which prohibit “drug” claims or which require that the FDA receive notice of structure/function claims or pre-market notification of new dietary ingredients), labeling or registration requirements of any foreign jurisdiction into which the products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, recordkeeping requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing procedures.

(h)                                 have not received any notification, written or verbal, which remains unresolved as of the date hereof, from the FDA, the FTC, FDA or FTC personnel or Other Authorities indicating that any product of the Business is unsafe or ineffective for its intended use, or have shipped or sold (or permitted to be shipped or sold) any products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and Other Authorities or have made claims with respect to such products which are “drug” claims (when in fact such products are not duly registered or qualified as “drugs” under applicable law) or which would cause such products to be deemed misbranded, or which questioned or requested the support or substantiation for any such claims.

5.20                              Product Warranty; Product Liability.  Except as set forth on Schedule 5.20, no product of the Business manufactured, sold, licensed, leased or delivered to any party is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease, other than statutory warranties.  Except as set forth in Schedule 5.20, within the three years prior to the date of this Agreement, there have been no breaches of any warranty of any product of the Business manufactured, sold or delivered to any party that have resulted in a material adverse effect on the Company or any Sellers.  Schedule 5.20 includes copies of such standard terms and conditions of sale for the Company (containing applicable guaranty and warranty provisions).

(a)                                  There is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company.

5.21                              Environmental and Safety Requirements.

(a)                                  Each of the Sellers and their predecessors has complied with and is in compliance with all Environmental, Health and Safety Requirements, as they relate to the Business.

(b)                                 Each of the Seller and their predecessors has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of the Company’s facilities and the operation of the Business.

(c)                                  Neither the Sellers nor any of their predecessors have received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any investigatory, remedial or corrective obligations, relating to the Company’s facilities arising under Environmental, Health and Safety Requirements.

(d)                                 None of the following exists at any property or facility owned or operated by the Company or its predecessors: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e)                                  The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to obligations or liabilities, including, without limitation, any obligation or liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health and Safety Requirements.

(f)                                    Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(g)                                 The Company and its predecessors have not, either expressly or by operation of law, assumed or undertaken any obligation or liability, including any obligation or liability for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(h)                                 No facts, events or conditions relating to the present facilities, properties or Business of the Company will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other obligations or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) pursuant to Environmental, Health and Safety Requirements, including, without limitation, any obligations or liabilities relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

5.22                              Insurance.  The attached Schedule 5.22 (the “Insurance Schedule”) sets forth an accurate description of each insurance policy to which Company has been a party, a named insured or otherwise the beneficiary of coverage at any time during the past two years with respect to the Business.  All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, and the Company is not in breach or default with respect to its obligations under such insurance policies.

5.23                              Sufficiency of Assets.  The Purchased Assets include all of the assets necessary to permit the Buyer to conduct the Business after the Closing in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement.  Except for the Excluded Assets, no officer, director, or employee of the Sellers owns any asset or property used in or pertaining to the Business of the Company.

5.24                        Disclosure.  Neither this Agreement, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer and Buyer Parent represent and warrant to the Sellers that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI).

6.1            Corporate Organization and Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is the sole shareholder of the Buyer.

6.2            Authorization.  The Buyer and Buyer Parent have full corporate power and authority to execute and deliver this Agreement and perform all of their obligations hereunder.  Without limiting the generality of the foregoing, the board of directors of the Buyer has duly authorized the execution, delivery, and performance of this Agreement by the Buyer.  This Agreement constitutes the valid and legally binding obligation of the Buyer and the Buyer Parent, enforceable in accordance with its terms and conditions.

6.3            Brokerage Fees.  The Buyer and Buyer Parent have not authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

6.4            Non-Contravention.  Neither the execution and the delivery by the Buyer and Buyer Parent of this Agreement or any other agreements as contemplated herein to which they are a party, the performance by them of their obligations hereunder or thereunder, nor the consummation by them of the transactions contemplated hereby or thereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or Buyer Parent is subject or any provision of the charter or bylaws of Buyer or Buyer Parent; (ii) conflict with, result in any breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Buyer Parent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect; or (iii) require the giving of notice to, making of any filing with, or obtaining any authorization, consent, approval, exemption or other action of any court or other governmental body.

ARTICLE VII
TERMINATION

7.1            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Buyer and the Company;

(b)           by either the Buyer or the Company, if the Closing has not occurred on or prior to July 1, 2009; provided that neither Buyer nor the Company shall be entitled to terminate this Agreement pursuant to this Section 7.1(b) if such person’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time; or

(c)           by either the Buyer or the Company if there has been a material misrepresentation or breach of any covenant or agreement to be performed or complied with by the other party, or in the event of a material breach of any representation or warranty of the other party, pursuant to the terms of this Agreement, which breach would result in a condition to Closing set forth in Article III hereof becoming incapable of fulfillment or cure (which condition has not been waived in writing by such affected party) prior to the Closing Date; or

(d)           by the Buyer, if any conditions to Buyer’s obligations under Section 3.1 have not been satisfied for any reason; or

(e)           by the Sellers (who must all consent in writing in order for the termination to be effective), if any conditions to Sellers’ obligations under Section 3.2 have not been satisfied for any reason; or

(f)            In the event of the termination of this Agreement by either the Buyer or the Sellers under this Section 7.1, all obligations of the parties hereunder shall terminate, except for obligations set forth in this Section 7.1, 9.3 and 9.7 hereof; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenant or agreements set forth in this Agreement.

ARTICLE VIII
INDEMNIFICATION AND RELATED MATTERS

8.1            Survival.  All representations and warranties set forth in this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and continue in full force and effect until the second anniversary of the Closing Date (the “Survival Period”); provided that if a claim for indemnification is made in connection with any representation or warranty set forth in this Agreement, the Survival Period will be extended with respect solely to such representation or warranty until the date of final determination of such claim.  Notwithstanding the foregoing, the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.11, 5.15, 6.1, 6.2, 6.3 and 6.4, and all covenants and agreements set forth in Article II, IX and X of this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and continue in full force and effect without any time limitation thereafter.

8.2            Indemnification.

(a)           Indemnification of Buyer.  Subject to the limitations set forth in this Article VIII, the Sellers, jointly and severally, shall indemnify, defend and hold harmless the Buyer and its officers, directors, agents, employees and Affiliates (collectively, “Buyer Indemnified Persons”) from and against any and all loss, liability, deficiency, damage, diminution in value or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Loss”) arising out of, relating to or resulting from (i) any breach (or any third party allegation that, if true would constitute a breach) of a representation or warranty of the Sellers, contained in this Agreement or in any other agreement contemplated herein or in any writing delivered in connection herewith (including any attachment, exhibit, schedule or certificate) (which breach shall be determined for purposes of this Article VIII without regard to any qualification based on knowledge or the Company’s Knowledge with respect to any representation or warranty made in Article V), (ii) any breach by the Sellers of any of the covenants set forth in this Agreement, or (iii) any of the Excluded Liabilities (each, a “Buyer Event of Indemnification”); provided, however, that the Sellers will have no liability hereunder for indemnification with respect to Losses (a) until the aggregate amount of all such Losses exceeds $50,000 and then only for the amount by which the aggregate amount of all such Losses exceeds $100,000, and (b) in an aggregate amount in excess of the Purchase Price ; provided, that there shall be no cap or limitation on claims made with respect to any breach of the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.11 and 5.15 or any claim based on fraud or intentional misrepresentation of Sellers.  The provisions of this Section 8.2(a) shall be the sole remedy of the Buyer Indemnified Persons for Claims arising under, or related to, this Agreement or the transactions contemplated hereby, except as provided in Section 10.9(b).

(b)           Indemnification of Sellers.  Subject to the limitations set forth in this Article VIII, the Buyer and Buyer Parent, jointly and severally, shall indemnify, defend and hold harmless the Sellers and their officers, directors, agents, employees and Affiliates from and against any and all Loss arising out of, relating to or resulting from (i) any breach (or any third party allegation that, if true would constitute a breach) of a representation or warranty of the Buyer or Buyer Parent, contained in this Agreement or in any other agreement contemplated herein or in any writing delivered in connection herewith (including any attachment, exhibit, schedule or certificate) (which breach shall be determined for purposes of this Article VIII without regard to any qualification based on knowledge or Buyer’s Knowledge with respect to any representation or warranty made in Article VI), (ii) any breach by the Buyer of any of the covenants set forth in this Agreement, or (iii) any of the Assumed Liabilities.

(c)           Indemnification Procedures.  If a party hereto seeks indemnification under this Section 8.2, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the Claim.  In that regard, if any suit, action, claim, liability or obligation (a “Proceeding”) shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such Claim and the facts pertaining thereto and the Indemnifying Party, if it so elects and accepts full responsibility therefor, may assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that (i) in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to this Section 8.2, the Indemnified Party may elect to participate in a joint defense of such Proceeding (a “Joint Defense Proceeding”) for which the expenses of such joint defense will be shared equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties and (ii) if the Proceeding could not reasonably require any payment by the Indemnifying Party, the Indemnifying Party shall have no right to assume and control the defense thereof, but shall have the right to employ counsel separate from counsel employed by the Indemnified Party in such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party unless the employment thereof has been specifically authorized by the Indemnified Party in writing.  If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within 30 days after the Indemnified Party has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (ii) the Indemnifying Party has failed to assume the defense and employ counsel or (iii) due to the circumstances, it is appropriate or necessary for the Indemnified Party to have separate representation as a result of a conflict or potential conflict of interest that may pertain to counsel selected by the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any Proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party; provided that no settlement of a Joint Defense Proceeding may be effected without the written consent of both parties.  The Indemnified Party shall not be liable for any settlement of any Proceeding by the Indemnifying Party, which settlement involves anything other than solely monetary damages, without the Indemnified Party’s written consent, which may be withheld in its sole discretion.  If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify the Indemnified Party with respect to the settlement or judgment.  If the Indemnifying Party elects to assume and control the defense or in the event of a Joint Defense Proceeding, the Indemnified Party shall take all reasonable efforts necessary to assist the Indemnifying Party in such defense.

(d)           Set-off.  Buyer shall be entitled to set-off any amounts due to it from any of the Sellers pursuant to this Article VIII against any amounts otherwise payable by the Buyer to the Sellers.

ARTICLE IX
ADDITIONAL AGREEMENTS

9.1            Continuing Assistance.  Subsequent to the Closing, the parties hereto shall, at their own cost, assist each other (including making records available) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested, subject to appropriate confidentiality undertakings.

9.2            Tax Matters.  Except as provided in Section 2.8, all sales and transfer Taxes, deed Taxes, conveyance fees, recording charges, documentary, use, stamp, registration and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with Closing or the sale or transfer of any of the Purchased Assets to Buyer from the Company shall be paid by Sellers when due, and such parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

9.3            Press Releases and Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, except as may be required by law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

9.4            Further Actions.  The Sellers shall execute and deliver such further instruments of conveyance and transfer and the parties will take such additional action as any other party may reasonably request to effect, consummate, confirm or evidence the transfer to the Buyer of the Purchased Assets and any other transactions contemplated by this Agreement.

9.5            Specific Performance.  The Sellers acknowledge that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by any of such parties, money damages may be inadequate and the Buyer may have no adequate remedy at law.  Accordingly, the Sellers agree that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such parties’ obligations hereunder not only by an action or actions for damages under the indemnification provisions of Article VIII but also by an action or actions for specific performance, injunctive and/or other equitable relief.

9.6            Investigation.  Prior to the Closing Date, the Buyer may make or cause to be made such investigation of the business and properties of the Sellers as it deems necessary or advisable to familiarize itself therewith; provided that such investigation shall be reasonably related to the transactions contemplated hereby.  The Sellers shall, and shall cause the Company and its officers, directors, employees and agents to, permit Buyer and its employees, agents, accounting, legal and other authorized representatives and representatives of the financial institutions which are considering participation in the financing of this transaction to, at reasonable times, (i) have full access to the premises, books and records of the Company at reasonable hours, (ii) visit and inspect any of the properties of the Company, and (iii) discuss the affairs, finances and accounts of the Company with the directors and independent accountants of the Company.

9.7            Fees and Expenses.  Except as otherwise provided herein, the parties hereto shall pay all of their own fees and expenses (including, if incurred, fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

9.8            Books and Records.  Before and after Closing, Sellers shall allow the Buyer’s representatives, attorneys and accountants access to the Company’s books and records, upon reasonable request and during such party’s normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X
MISCELLANEOUS

10.1          Amendment and Waiver.  This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by each of the parties hereto.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

10.2          Notices.

(a)           All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied.  Notices, demands and communications to the parties hereto will, unless another address is specified in writing, be sent to the address indicated below:

(i)            If to the Sellers, to:

Alan James Group, Inc.

c/o Interleukin Genetics, Inc.

Attn: Chief Executive Officer

135 Beaver Street

Waltham, MA 02452

Facsimile Number: 617-398-0720

With a copy to, which shall not constitute notice, to:

Mintz, Levin, Cohn, Glovsky, Ferris and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Daniel H. Follansbee, Esq.

Fax: 617-542-2241

(ii)           If to the Buyer, to:

Pep Products, Inc.

1500 Kearns Blvd., Suite B-200

Park City, UT 84060

Attention: Frank W. Gay II

Fax: 435-655-6080

With a copy to, which shall not constitute notice, to:

Kirkland & Ellis, LLP

333 Bush St., 26th Floor

San Francisco, CA 94104

Attention: Stephen D. Oetgen

Fax: 415-439-1500

(b)           All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 10.2 if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid shall be effective five (5)  business days or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) business days following the date when mailed or couriered, as the case may be.  Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

10.3          Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(a)           No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) or (iii) collaterally assign all of the Buyer’s rights, interests and benefits under this Agreement to Buyer’s financing sources.

10.4          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.5          Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.  Subjection to Section 10.9 below, there are no agreements, covenants or undertakings with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement.

10.6          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

10.7          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.8          Confidentiality Agreement.  Nothing in this Agreement shall be deemed to cancel the existing confidentiality agreement executed by and between the Buyer and the Company.  However, in the event of any conflict between the provisions of this Agreement and such confidentiality agreement, the provisions of this Agreement shall prevail.

10.9          Non-compete Agreements.

(a)           Sellers shall deliver to the Buyer as soon as practicable following the Closing Date, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documentation (and copies thereof) relating to the Business which Sellers may possess or have under their control.  Subject to Section 10.9(c) below, Sellers agree that during the Non-Competition Period, Sellers will not permit their names to be used by or participate as a manufacturer, marketer or distributor of dietary or nutritional supplements to (a) any retail stores in the United States of America and its possessions and territories as well as Canada (including national retailers like Wal-Mart, Walgreen’s, Rite Aid and similar chains, regional and independent retailers, including drug stores, grocery stores, discount clubs such as Costco and Sam’s Club, and health food stores (“Health Food Stores”), specifically including any local, regional and national chains of health food stores and/or natural grocery stores, including Whole Foods, GNC and Vitamin Shoppe), or (b) any customer, distributor or similar party, or into any distribution channel (i) in the United States or Canada or (ii) in any geographical territory in which Sellers did business or into which Sellers sold products for the twenty four month period prior to the Closing Date (the “Restrictive Territories”), provided that notwithstanding the foregoing or anything herein to the contrary, the use by Alticor and its Affiliates (other than Shareholder or Company) of Shareholder’s name or genetic test services in connection with marketing nutritional supplements shall not be prohibited.  For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, stockholder, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, investor, lender, owner or otherwise; provided that the term “participate” shall not include ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Sellers acknowledge that the restrictions set forth above are reasonable and necessary with respect to duration, geography and scope to protect the goodwill of the business being sold pursuant to this Agreement. Subject to Section 10.9(c) below, during the Non-Competition Period, Sellers shall not (i) induce or attempt to induce any employee of Buyer or its Affiliates to leave its employ or in any way interfere with the relationship between Buyer and its Affiliates and their respective employees, (ii) solicit for hire any person who was an employee of Buyer or its Affiliates at any time during the Non-Competition Period or (iii) induce or attempt to induce any supplier, licensee, licensor, franchisee or other business relation of Buyer or its Affiliates to cease doing business with them or in any way interfere with the relationship between Buyer or any of its Affiliates and any such person or business relation (including, without limitation, making any negative statements or communications about Buyer or its Affiliates).

(b)           The Parties hereto agree that Buyer may suffer irreparable harm from a breach by Sellers of any of the covenants or agreements contained in this Section 10.9 and that money damages may not be an adequate remedy for any such breach.  In the event of a breach or threatened breach by Sellers of any of the provisions of this Section 10.9, Buyer or its successors or assigns, in addition to all other rights and remedies existing in its favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Non-Competition Period by a period equal to the length of the violation of this Section 10.9), without posting any bond or other security.  In the event of an alleged breach or violation by Sellers of any of the provisions of this Section 10.9, the Non-Competition Period described above shall be tolled until such alleged breach or violation has been duly cured.  Sellers agree that these restrictions are reasonable.  If, at the time of enforcement of any of the provisions of this Section 10.9, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Sellers agree that the covenants made in Section 10.9 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

(c)           At Closing, if requested by Buyer, Sellers shall deliver to Buyer counterparts to the foregoing non-competition covenants, duly executed by each of the Sellers.

(d)           Notwithstanding anything herein to the contrary, (i) nothing herein shall be construed to limit or prevent Shareholder from engaging in the marketing and distribution of genetic tests and test kits in any channel or to or through any party, even if such tests are used for purposes of determining or recommending nutritional supplements; (ii) and nothing herein shall be construed to extend to or obligate any parent entity or affiliates of Shareholder, none or which are parties to this Agreement; and (iii) nothing herein shall be construed as prohibiting the use by Alticor Inc. and its Affiliates (other than Shareholder or Company) of Shareholder’s name or genetic test services in connection with manufacturing, marketing or distribution of dietary or nutritional supplements or otherwise limiting or restricting the business of Alticor Inc. and its Affiliates (other than Shareholder or Company or any Person directly or indirectly controlled by the Company or the Shareholder), or the ability of Alticor Inc. and its Affiliates (other than Shareholder or Company or any Person directly or indirectly controlled by the Company or the Shareholder)  to participate as a manufacturer, marketer, or distributor of dietary or nutritional supplements, in any manner whatsoever.

(e)           Notwithstanding anything herein to the contrary, the inventory identified on Schedule 5.10 under Item 3 with an approximate value of $129,224 (the “Excluded Inventory”) has been excluded for purposes of the Estimated NAV calculation and Buyer has agreed that Seller may keep the same and resell it on the following conditions:

(i)            All responsibility and liability for storage, shipping, fulfillment, returns, liabilities, claims and all risks associated with such Excluded Inventory shall remain solely with Sellers, although Buyer will cooperate with Sellers in conveying instructions to the fulfillment provider and Sellers will reimburse Buyer for specific charges associated with the Excluded Inventory;

(ii)           The Excluded Inventory may not be sold, directly or indirectly, to any of the Acquired Accounts or to Health Food Stores but it may be sold to other retailers such as discounters or Non-Acquired Accounts (but Sellers shall include in their terms of sale a restriction that the buyer may not resell to any of the Acquired Accounts or Health Food Stores); and

(iii)         Buyer grants license to Sellers to use any trademarks, entity names, fictitious names or other trademarks names that, immediately prior to Closing, are found on any labels on the Excluded Inventory in order to market or sell the same according to this Section 10.9(e).

10.10        Transition Services.  Following Closing, Sellers will provide transition services to Buyer to assist Buyer in transitioning the business into its operations, including but not limited to those services identified on Schedule 10.10 hereto at the level of quality and priority described thereon (together, the “Transition Services”).  This assistance will be performed within the first 90 days after Closing (the “Transition Period”).  In connection with the Transition Services, Buyer will reimburse Sellers for certain costs incurred as described on Schedule 10.10.  The parties acknowledge that Sellers currently operate a “lockbox” (the “Lockbox”) for receiving payments and in connection therewith:

(a)           on a daily basis, Sellers will remit to Buyer:

(i)            any funds that have been received and are available for disbursement and rightfully belong to Buyer hereunder (“Buyer’s Funds”), which shall be transmitted by wire to such account as Buyer may designate,

(ii)           copies of any customer remittance information, as well as a deposit detail report (which shall be provided by the bank directly to Buyer), showing all deposits made into the Lockbox for that date, and

(iii)         a reconciliation showing all amounts deposited each day, the names of depositors associated with each deposit and identifying which deposits are for the account of Buyer and which for the account of Sellers, including such additional detail as Buyer may request;

(b)           Buyer shall have the right to conduct an audit of the matters set forth in any reports and Sellers shall cooperate with Buyer in performing the audit and shall make available such of their books and records relating to the Lockbox as Buyer shall request,

(c) Sellers shall cooperate with Buyer in communicating with the Acquired Accounts to ensure that payments owing with respect to acquired accounts receivable and/or payments with respect to sales made after Closing are instead routed to Buyer’s payment address as soon as possible after Closing; and

(d)  If Sellers fail to remit any of Buyer’s Funds within ten (10) business days of the date on which the relevant check or wire was received into the Lockbox, then Sellers shall pay to Buyer a late fee equal to twenty five percent (25%) of the amount they failed to remit, along with the amount they failed to remit, and shall also be responsible for paying Buyer’s attorneys’ fees and court costs if Buyer must retain an attorney to collect Buyer’s Funds.

10.11        Royalty.

(a)           If Buyer or any Affiliate of Buyer Parent directly or indirectly sells or markets CitraFuel Products (defined below) after Closing, then Buyer shall pay a royalty to

Sellers equal to four percent (4%) of the Net Sales (calculated as set forth in Section 10.11(b) below) of CitraFuel Products (the “Royalty”) that occur after Closing and prior to the third-year anniversary of the Closing Date (the “Royalty Period”).  The Royalty shall be paid annually within sixty (60) days of Buyer’s fiscal year end beginning with the fiscal year ending September 30th, 2010; provided, however, if the Royalty ceases to accrue other than on Buyer’s fiscal year end, payment shall be made within 60 days thereafter.

(b)           For purposes of calculating Net Sales, Buyer shall base such calculation on the net discounted invoice price, less credits, charge backs and returns and shall not include sales pursuant to free fills, introductory or account opening discounts or other discounts that are substantially greater than is customary for the product/brand.  Upon request, Buyer shall provide reasonable documentation supporting its calculation of the Royalty.

(c)           The phrase “CitraFuel Products” shall mean any SKUs bearing the CitraFuel trademark.

(d)           Nothing herein shall be interpreted to require that Buyer sell CitraFuel Products, or if it does decide to sell them, that Buyer devote any particular level of effort or marketing dollars to the promotion of CitraFuel Products.

(e)           Notwithstanding anything herein to the contrary, the aggregate maximum Royalty payment under this Agreement shall be equal to Five Hundred Thousand Dollars ($500,000).

(f)            Company and Buyer acknowledge that Buyer is not acquiring the accounts receivable associated with The Suarez Corporation but may elect to do business with The Suarez Corporation following Closing.

10.12   Corporate Names.  Sellers agree to change the corporate name of the entity “AJG Brands, Inc.” in Delaware as soon as possible after Closing, and in any case within ten (10) business days of Closing, to a name that is not confusingly similar to any of the trade names, trademarks or proprietary rights being conveyed to Buyer hereunder.  Furthermore, Sellers acknowledge that Buyer may be applying for fictitious name filings for “Alan James Group” or “AJG” or similar names in various jurisdictions and agree to sign consents for any required filings if necessary.

10.13      License to Use Corporate Names on Labels and Marketing Material.  Sellers grant a license to Buyer to use any and all of Seller’s entity names, fictitious names or other names that, immediately prior to Closing, are found on any labels, brochures, marketing materials, websites or other information or materials that were used by the Business prior to Closing but are not part of the Purchased Assets until such time as Buyer has modified or updated such items, but in no event later than 180 days following the Closing.

*    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:

PEP PRODUCTS, INC.,
A DELAWARE CORPORATION

By:	Cory J. McQueen

Its:	Vice President

BUYER PARENT:

NUTRACEUTICAL
CORPORATION,
A DELAWARE CORPORATION

By:	Stanley E. Soper

Its:	Vice President, Legal Affairs

COMPANY:

AJG BRANDS, INC.
A DELAWARE CORPORATION

By:	Eliot M. Lurier

Its:	Treasurer

SHAREHOLDER:

INTERLEUKIN GENETICS, INC.,
A DELAWARE CORPORATION

By:	Eliot M. Lurier

Its:	Chief Financial Officer